Exhibit 10.22

Commercial Banking

800 Nicollet Mall, 3rd Floor
Minneapolis, MN 55402

September 23, 2010

Electromed, Inc.

500 Sixth Avenue NW
New Prague, MN 56071
Attn: Robert D. Hansen

Re:   Waiver of Event of Default

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of December 9, 2009 (the “Credit Agreement”), between Electromed, Inc., a Minnesota corporation (the “Borrower”), and U.S. Bank National Association, a national banking association (the “Bank”). Except as otherwise provided herein, capitalized terms used in this letter shall have the meanings given to them in the Credit Agreement.

The Borrower has advised the Bank that in August 2010, the Borrower made an initial public offering (the “IPO”) of its Equity Interests. The IPO was a Prepayment Event under the Credit Agreement. Pursuant to Section 2.6(b) of the Credit Agreement, the Borrower is required to immediately pay to the Bank the net proceeds of each Prepayment Event. The Borrower did not pay the net proceeds of the IPO to the Bank, which is an Event of Default under Section 7.1(a) of the Credit Agreement (the “Existing Default”).

Upon receiving by facsimile or .pdf a copy of this letter executed by the Borrower, the Bank hereby waives the Existing Default. The waiver of the Existing Default is limited to the express terms thereof, and nothing herein shall be deemed a waiver by the Bank of any other term, condition, representation, or covenant applicable to the Borrower under the Credit Agreement (including but not limited to any future occurrence similar to the Existing Default) or any of the other agreements, documents, or instruments executed and delivered in connection therewith, or of the covenants described therein. The waiver set forth herein shall not be, and shall not be deemed to be, a course of action with respect thereto upon which the Borrower may rely in the future, and Borrower hereby expressly waives any claim to such effect.

The Bank and the Borrower acknowledge and affirm that the Credit Agreement, as hereby modified, is hereby ratified and confirmed in all respects and all terms, conditions, and provisions of the Credit Agreement, except as affected by this letter, shall remain unmodified and in full force and effect. The Borrower acknowledges and agrees that no events have taken place and no circumstances exist at the date hereof that would give the Borrower a basis to assert a defense, offset, or counterclaim to any claim of the Bank with respect to the Borrower’s obligations under the Credit Agreement.

Electromed, Inc.
September 23, 2010

If the forgoing is acceptable to the Borrower, please have a copy of this letter executed by an authorized officer of the Borrower and returned to the undersigned by facsimile or .pdf. This letter may be executed in several counterparts, each of which (when transmitted by facsimile or otherwise) shall be deemed to be an original.

Very truly yours, U.S. BANK NATIONAL ASSOCIATION,

By:	/s/ Gregory Guttormsson
Its:	VP

AGREED TO AND ACKNOWLEDGED:

ELECTROMED, INC.

By:	/s/ Terry M. Belford
Its:	Chief Financial Officer